BankAmerica Corporation and Subsidiaries

Ratio of Earnings to Fixed Charges                         Exhibit 12(a)

(Dollars in Millions)



                                                                             Year Ended December 31
                                                         ---------------------------------------------------------------
                                                             1998         1997         1996          1995        1994
                                                         ------------ ----------- -------------- ----------- -----------
Excluding Interest on Deposits
Income before taxes ....................................   $  8,048     $10,556      $9,311        $ 8,377     $ 7,010
Less: Equity in undistributed losses (earnings)
 of unconsolidated subsidiaries ........................        162         (49)         (7)           (19)        (55)
Fixed charges:
 Interest expense (including capitalized interest) .....      9,479       8,219       7,082          6,354       4,572
 1/3 of net rent expense ...............................        335         302         282            275         250
                                                           --------     -------     -------        -------     -------
   Total fixed charges .................................      9,814       8,521       7,364          6,629       4,822
                                                           --------     -------     -------        -------     -------
Earnings (excluding capitalized interest) ..............   $ 18,024     $19,026     $16,668        $14,987     $11,774
                                                           ========     =======     =======        =======     =======
Fixed charges ..........................................   $  9,814     $ 8,521      $7,364        $ 6,629     $ 4,822
                                                           ========     =======     =======        =======     =======
Ratio of earnings to fixed charges .....................       1.84        2.23        2.26           2.26        2.44
                                                           =========    ========    =======       ========    ========
Including Interest on Deposits
Income before taxes ....................................   $  8,048     $10,556      $9,311        $ 8,377     $ 7,010
Less: Equity in undistributed losses (earnings)
 of unconsolidated subsidiaries ........................        162         (49)         (7)           (19)        (55)
Fixed charges:
 Interest expense (including capitalized interest) .....     20,290      18,903      16,682         16,369      11,083
 1/3 of net rent expense ...............................        335         302         282            275         250
                                                           ---------    --------    -------       --------    --------
   Total fixed charges .................................     20,625      19,205      16,964         16,644      11,333
Earnings (excluding capitalized interest) ..............   $ 28,835     $29,710     $26,268        $25,002     $18,285
                                                           =========    ========    =======       ========    ========
Fixed charges ..........................................   $ 20,625     $19,205     $16,964        $16,644     $11,333
                                                           =========    ========    =======       ========    ========
Ratio of earnings to fixed charges .....................       1.40        1.55        1.55           1.50        1.61
                                                           =========    ========    =======       ========    ========